SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 3, 2007

INNOFONE.COM, INCORPORATED
(Exact name of Company as specified in its charter)

Nevada	0-31949	98-0202313
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1431 Ocean Avenue, Suite 1100
Santa Monica, CA 90401
(Address of principal executive offices, including zip code)

Company's telephone number, including area code: (310) 458-3233

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective April 3, 2007, Mr. Paul Shepherd resigned as Secretary of Innofone.com, Incorporated (the “Company”). Mr. Shepherd will remain a non-officer employee of the Company as a sales executive.

Effective April 3, 2007, our Board of Directors appointed Mr. Michael Ambrose as Secretary of the Company. Mr. Ambrose has no family relationships with any of the Company’s other executive officers or directors. Mr. Ambrose currently has no employment agreement with the Company.

On April 3, 2007, Mr. Ambrose, age 37, was appointed as the Company’s Secretary. Mr. Ambrose has been an employee in the Company’s Administration/HR department since October 2005. Prior to this, from 2002 to 2005, Mr. Ambrose served as payroll manager at RandNet Management, Inc., where he was responsible for managing payroll systems and databases and reporting all payroll issues directly to RandNet’s CFO and controller. Mr. Ambrose graduated from Saint Vincent College and holds a Bachelor of Arts degree in English and History.

There are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, and in which Mr. Ambrose had or will have a direct or indirect material interest.

There is no material plan, contract or arrangement (whether or not written) to which Mr. Ambrose is a party or in which he participates that is entered into or material amendment in connection with his appointment as an officer, or any grant or award to Mr. Ambrose or modification thereto, under any such plan, contract or arrangement in connection with his appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 6, 2007
INNOFONE.COM, INCORPORATED

	By:	/s/ Alex Lightman
Alex Lightman Chief Executive Officer and President